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EXHIBIT 99.1

AKORN, INC. ANNOUNCES REVISED AGREEMENT
WITH NOVADAQ TECHNOLOGIES, INC.

BUFFALO GROVE, Ill., Jan. 14—Akorn, Inc. (Nasdaq:AKRN) today announced that as part of a settlement of its dispute with Novadaq Technologies, Inc., a privately held company based in Toronto, Canada, the companies have revised their prior agreement relative to the development of a cardiovascular diagnostic technology using Akorn's proprietary product "IC-Green™" (Indocyanine Green).

        Under the terms of the revised agreement, Novadaq will assume all further costs associated with developing the technology and Akorn, in consideration for foregoing any share of future net profits, will obtain an equity ownership position in Novadaq and the right to be the exclusive supplier of IC-Green™ for use in Novadaq's diagnostic procedures. In addition, Tony Pera, Akorn's president and chief operating officer will be named to Novadaq's Board of Directors. Also in conjunction with the revised agreement, Novadaq and Akorn have agreed to withdraw the arbitration proceedings with respect to alleged breaches of the previous agreement between the two companies.

        Tony Pera said, "We are very optimistic about Novadaq's device technology and welcome the opportunity to contribute and participate in its future success. The source of our prior disagreement was related to each party's role in developing the technology. Having now resolved those issues, we can move forward. From Akorn's initial investment in Novadaq in 2000, Akorn has had great confidence in the technology and in Novadaq's management. We remain confident of its ultimate commercial success."

        IC-Green is a fluorescent dye that is used in various diagnostic applications to diagram blood flow in particularly small vascular areas. Novadaq is in development of a device that when used with IC-Green, could enable a surgeon to assess patency and flow in blood vessels following cardiovascular surgery.

About Akorn, Inc.

        Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of ophthalmic pharmaceuticals and surgical supplies and other related products.

        The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such statements, including, but not limited to, the timing of acquiring and developing new products, of bringing them on line and deriving revenues and profits from them, as well as the effects of those revenues and profits on the Company's margin and financial position are uncertain because many of the factor affecting the timing of those items are beyond the Company's control. Such statements are based on management's current expectations, but actual results may differ materially due to various factors including risks and uncertainties mentioned or referred to in this press release or in the filings the Company makes with the Securities and Exchange Commission including it annual reports on Form 10-K and its quarterly reports on Form 10-Q.

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  EXHIBIT 99.1